EXHIBIT 99.1

PennantPark Floating Rate Capital Ltd. Announces Financial Results for the Second Quarter Ended March 31, 2025

MIAMI, May 12, 2025 (GLOBE NEWSWIRE) -- PennantPark Floating Rate Capital Ltd. (NYSE: PFLT) announced today its financial results for the second quarter ended March 31, 2025.

HIGHLIGHTS Quarter ended March 31, 2025 (Unaudited) ($ in millions, except per share amounts)

Assets and Liabilities:
Investment portfolio (1)	$2,344.1
Net assets	$1,067.1
GAAP net asset value per share	$11.07
Quarterly change in GAAP net asset value per share	(2.4)%
Adjusted net asset value per share (2)	$11.07
Quarterly change in adjusted net asset value per share (2)	(2.4)%

Credit Facility	$273.8
2036 Asset-Backed Debt	$284.4
2036-R Asset-Backed Debt	$265.3
2026 Notes	$184.2
2037 Asset-Backed Debt	$358.1
Regulatory debt to equity	1.29x
Weighted average yield on debt investments at quarter-end	10.5%

Operating Results:
Net investment income	$25.0
Net investment income per share (GAAP)	$0.28
Core net investment income per share (3)	$0.28
Distributions declared per share	$0.31

Portfolio Activity:
Purchases of investments	$293.3
Sales and repayments of investments	$122.4

PSSL Portfolio data:
PSSL investment portfolio	$1,060.2
Purchases of investments	$60.0
Sales and repayments of investments	$36.8

(1)    Includes investments in PennantPark Senior Secured Loan Fund I LLC, or PSSL, an unconsolidated joint venture, totaling $297.3 million, at fair value.

(2)    This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance excluding the impact of the unrealized amounts on the Credit Facility. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

(3)    Core net investment income (“Core NII”) is a non-GAAP financial measure. The Company believes that Core NII provides useful information to investors and management because it reflects the Company's financial performance excluding one-time or non-recurring investment income and expenses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. For the quarter ended March 31, 2025, Core NII excluded: i) $0.4m of credit facility amendment costs and ii) $0.1m of incentive fee expense offset.

CONFERENCE CALL AT 9:00 A.M. ET ON May 13, 2025

PennantPark Floating Rate Capital Ltd. ("we", "our", "us", or the "Company") will also host a conference call at 9:00 a.m. (Eastern Time) on Tuesday May 13, 2025 to discuss its financial results. All interested parties are welcome to participate. You can access the conference call by dialing toll-free (888) 394-8218 approximately 5-10 minutes prior to the call. International callers should dial (929) 477-0402. All callers should reference conference ID #6661250 or PennantPark Floating Rate Capital Ltd. An archived replay will also be available on a webcast link located on the Quarterly Earnings page in the Investor section of PennantPark’s website.

PORTFOLIO AND INVESTMENT ACTIVITY

“We are pleased that we significantly increased our financial strength during the quarter. A lower cost credit facility, a new low cost long term securitization, new low cost securitization at our PSSL JV and additional equity capital at PFLT have positioned us well to take advantage of the upcoming attractive vintage of new loans," said Art Penn, Chairman and CEO. "Additionally, we are pleased that our senior secured loan portfolio, with among the lowest portfolio company leverage and most meaningful covenants in the industry, is positioned defensively and continues to perform well."

As of March 31, 2025, our portfolio totaled $2,344.1 million, and consisted of $2,100.2 million of first lien secured debt (including $237.7 million in PSSL), $4.4 million of subordinated debt and $239.5 million of preferred and common equity (including $59.6 million in PSSL). Our debt portfolio consisted of approximately 100% variable-rate investments. As of March 31, 2025, we had four portfolio companies on non-accrual, representing 2.2% and 1.2% of our overall portfolio on a cost and fair value basis, respectively. As of March 31, 2025, the portfolio had net unrealized depreciation of $61.2 million. Our overall portfolio consisted of 159 companies with an average investment size of $14.7 million and had a weighted average yield on debt investments of 10.5%.

As of September 30, 2024, our portfolio totaled $1,983.5 million and consisted of $1,746.7 million of first lien secured debt (including $237.7 million in PSSL), $2.7 million of second lien secured debt and subordinated debt and $234.1 million of preferred and common equity (including $56.5 million in PSSL). Our debt portfolio consisted of approximately 100% variable-rate investments. As of September 30, 2024, we had two portfolio companies on non-accrual, representing 0.4% and 0.2% of our overall portfolio on a cost and fair value basis, respectively. As of September 30, 2024, the portfolio had net unrealized depreciation of $11.4 million. Our overall portfolio consisted of 158 companies with an average investment size of $12.6 million, and a weighted average yield on debt investments of 11.5%.

For the three months ended March 31, 2025, we invested $293.3 million in three new and 54 existing portfolio companies at a weighted average yield on debt investments of 9.9%. Sales and repayments of investments for the same period totaled $122.4 million including $52.9 million of sales to PSSL. For the six months ended March 31, 2025, we invested $900.2 million in 14 new and 96 existing portfolio companies with a weighted average yield on debt investments of 10.2%. Sales and repayments of investments for the same period totaled $523.7 million, including $240.6 million of sales to PSSL.

For the three months ended March 31, 2024, we invested $338.3 million in 11 new and 48 existing portfolio companies at a weighted average yield on debt investments of 11.6%. For the three months ended March 31, 2024, sales and repayments of investments totaled $144.8 million, including $77.2 million of sales to PSSL. For the six months ended March 31, 2024, we invested $640.9 million in 24 new and 64 existing portfolio companies at a weighted average yield on debt investments of 11.8%. For the six months ended March 31, 2024, sales and repayments of investments totaled $248.7 million, including $139.9 million of sales to PSSL.

PennantPark Senior Secured Loan Fund I LLC

As of March 31, 2025, PSSL’s portfolio totaled $1,060.2 million, consisted of 118 companies with an average investment size of $9.0 million and had a weighted average yield on debt investments of 10.5%. As of September 30, 2024, PSSL’s portfolio totaled $913.3 million, consisted of 109 companies with an average investment size of $8.4 million and had a weighted average yield on debt investments of 11.4%.

For the three months ended March 31, 2025, PSSL invested $60.0 million (including $52.9 million purchase from the Company) in four new and five existing portfolio companies with a weighted average yield on debt investments of 9.8%. PSSL’s sales and repayments of investments for the same period totaled $36.8 million. For the six months ended March 31, 2025, PSSL invested $284.9 million (including $240.6 million purchased from the Company) in 21 new and 12 existing portfolio companies with a weighted average yield on debt investments of 10.2%. PSSL’s sales and repayments of investments for the same period totaled $123.4 million.

For the three months ended March 31, 2024, PSSL invested $80.1 million (including $77.2 million purchased from the Company) in six new and four existing portfolio companies at a weighted average yield on debt investments of 11.6%. Sales and repayments of investments for the three months ended March 31, 2024 totaled $49.5 million. For the six months ended March 31, 2024, PSSL invested $155.9 million (including $139.9 million purchased from the Company) in 10 new and 11 existing portfolio companies at a weighted average yield on debt investments of 11.9%. Sales and repayments of investments for the six months ended March 31, 2024 totaled $77.2 million.

RESULTS OF OPERATIONS

Set forth below are the results of operations for the three and six months ended March 31, 2025 and 2024.

Investment Income

For the three and six months ended March 31, 2025 investment income was $61.9 million and $128.9 million, respectively, which was attributable to $56.2 million and $117.2 million from first lien secured debt and $5.7 million and $11.7 million from other investments, respectively. For the three and six months ended March 31, 2024, investment income was $44.4 million and $82.3 million, respectively, which was attributable to $39.0 million and $72.2 million from first lien secured debt and $5.4 million and $10.1 million from other investments, respectively. The increase in investment income for the three and six months ended March 31, 2025, was primarily due to the increase in the size of the debt portfolio.

Expenses

For the three and six months ended March 31, 2025, expenses totaled $36.9 million and $74.0 million, respectively and were comprised of: $22.5 million and $44.9 million of debt related interest and expenses, $5.6 million and $10.9 million of base management fees, $6.3 million and $13.8 million of performance-based incentive fees, $1.9 million and $3.6 million of general and administrative expenses, $0.2 million and $0.5 million of taxes and $0.4 million and $0.4 million in Credit Facility amendment costs. For the three and six months ended March 31, 2024, expenses totaled $25.3 million and $43.8 million, respectively and were comprised of: $14.7 million and $23.6 million of debt related interest and expenses, $3.4 million and $6.4 million of base management fees, $4.8 million and $9.6 million of performance-based incentive fees, $1.8 million and $3.5 million of general and administrative expenses and $0.5 million and $0.7 million of taxes. The increase in expenses for the three and six months ended March 31, 2025, was primarily due to the increase in interest expense from increased borrowings and an increase in base management fees and incentive fee as a result of the increase in our investment portfolio.

Net Investment Income

For the three and six months ended March 31, 2025 net investment income totaled $25.0 million or $0.28 per share, and $55.0 million or $0.64 per share, respectively. For the three and six months ended March 31, 2024, net investment income totaled $19.1 million or $0.31 per share, and $38.5 million or $0.64 per share, respectively. The increase in net investment income for the three and six months ended March 31, 2025, was primarily due to an increase in investment income partially offset by an increase in expenses.

Net Realized Gains or Losses

For the three and six months ended March 31, 2025 net realized gains (losses) totaled $(3.5) million and $23.1 million, respectively. For the three and six months ended March 31, 2024, net realized gains (losses) totaled $4.0 million and $0.9 million, respectively. The change in net realized gains (losses) was primarily due to changes in the market conditions of our investments and the values at which they were realized.

Unrealized Appreciation or Depreciation on Investments and Debt

For the three and six months ended March 31, 2025 we reported net change in unrealized appreciation (depreciation) on investments of $(20.8) million and $(49.7) million, respectively. For the three and six months ended March 31, 2024, we reported net change in unrealized appreciation (depreciation) on investments of $7.7 million and $13.9 million, respectively. As of March 31, 2025 and September 30, 2024, our net unrealized appreciation (depreciation) on investments totaled $(61.2) million and $(11.4) million, respectively. The net change in unrealized appreciation (depreciation) on our investments was primarily due to the operating performance of the portfolio companies within our portfolio, changes in the capital market conditions of our investments and realization of investments.

For the three and six months ended March 31, 2025, our Credit Facility had a net change in unrealized appreciation (depreciation) of less than $0.1 million and $0.1 million, respectively. For the three and six months ended March 31, 2024, our Credit Facility had a net change in unrealized appreciation (depreciation) of less than $0.1 million and ($0.1) million, respectively. As of March 31, 2025 and September 30, 2024, the net unrealized appreciation (depreciation) on the Credit Facility totaled approximately $0.1 million and zero, respectively. The net change in net unrealized (appreciation) or depreciation was primarily due to changes in the capital markets.

Net Change in Net Assets Resulting from Operations

For the three and six months ended March 31, 2025, net increase (decrease) in net assets resulting from operations totaled $1.2 million or $0.01 per share and $29.6 million or $0.34 per share, respectively. For the three and six months ended March 31, 2024, net increase (decrease) in net assets resulting from operations totaled $31.1 million or $0.51 per share and $53.6 million, or $0.89 per share, respectively. The net increase or (decrease) from operations for the three and six months ended March 31, 2025, was primarily due to operating performance of our portfolio and changes in capital market conditions of our investments along with change in size and cost yield of our debt portfolio and costs of financing.

LIQUIDITY AND CAPITAL RESOURCES

Our liquidity and capital resources are derived primarily from cash flows from operations, including income earned, proceeds from investment sales and repayments, and proceeds of securities offerings and debt financings. Our primary use of funds from operations includes investments in portfolio companies and payments of fees and other operating expenses we incur. We have used, and expect to continue to use, our debt capital, proceeds from our portfolio and proceeds from public and private offerings of securities to finance our investment objectives and operations.

In February 2025 the Company, through the 2037 Securitization Issuer, completed a $474.6 million term debt securitization of which we retained $85.1 million of subordinated notes and $28.5 million of BBB-(sf) Class D Notes of the debt securitization. The weighted average credit spread is 1.59%. This 2037 Asset-Backed Debt is scheduled to mature on April 20, 2037.

For the six months ended March 31, 2025 and 2024, the annualized weighted average cost of debt, inclusive of the fee on the undrawn commitment on the Credit Facility, amendment costs and debt issuance costs, was 6.8% and 7.1%, respectively. As of March 31, 2025 and September 30, 2024, we had $462.1 million and $192.1 million of unused borrowing capacity under the Credit Facility, respectively, subject to leverage and borrowing base restrictions.

As of March 31, 2025 and September 30, 2024, we had cash equivalents of $111.4 million and $112.1 million, respectively, available for investing and general corporate purposes. We believe our liquidity and capital resources are sufficient to take advantage of market opportunities.

During the three and six months ended March 31, 2025 we issued 11,562,000 shares and 18,838,000 shares of our common stock through the 2024 ATM Program, respectively at an average price of $11.34 per share and $11.35 per share raising $131.0 million and $213.2 million of net proceeds after commissions to the Sales Agents and inclusive of proceeds from the Investment Adviser to ensure that all shares were sold at or above NAV, respectively. During the three and six months ended March 31, 2024, we issued 4,493,436 shares of common stock through the 2022 ATM Program at an average price of $11.35 per share, raising $51.0 million of net proceeds after commissions to the Sales Agents and inclusive of proceeds from the Investment Adviser to ensure that all shares were sold at or above NAV, respectively.

For the six months ended March 31, 2025, our operating activities used cash of $350.8 million and our financing activities provided cash of $350.1 million. Our operating activities used cash primarily due to our investment activities and our financing activities provided cash primarily due to borrowings under our Credit Facility, proceeds from the 2037 Asset-Backed debt and proceeds from the public offerings under our 2024 ATM Program.

For the six months ended March 31, 2024, our operating activities used cash of $354.5 million and our financing activities provided cash of $379.2 million. Our operating activities used cash primarily due to our investment activities and our financing activities provided cash primarily due to borrowings under the Credit Facility and proceeds from the 2036 Asset-Backed debt partially offset by the repayment of the 2023 Notes.

DISTRIBUTIONS

During the three and six months ended March 31, 2025 we declared distributions of $0.3075 and $0.615 per share for total distributions of $27.7 million and $52.9 million, respectively. During the three and six months ended March 31, 2024, we declared distributions of $0.3075 and $0.615 per share for total distributions of $18.8 million and $36.9 million, respectively. We monitor available net investment income to determine if a return of capital for tax purposes may occur for the fiscal year. To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, stockholders will be notified of the portion of those distributions deemed to be a tax return of capital. Tax characteristics of all distributions will be reported to stockholders subject to information reporting on Form 1099-DIV after the end of each calendar year and in our periodic reports filed with the SEC.

RECENT DEVELOPMENTS

In April 2025, PennantPark Floating Rate Capital Ltd. amended its credit facility agreement led by Truist Bank. As part of the amendment, the Company pricing decreased to SOFR plus 200 basis points from SOFR plus 225 basis points, the reinvestment period was extended one year to August 2028, the maturity date was extended one year to August 2030, and the maximum first lien advance rate was increased to 72.5% from 70.0%. As part of this amendment, commitments decreased from $736 million to $718 million.

In April 2025, PSSL through its wholly-owned and consolidated subsidiary, PennantPark CLO 12, LLC closed a four year reinvestment period, twelve-year final maturity $301 million debt securitization in the form of a collateralized loan obligation. The debt in this securitization is structured in the following manner: (i) $30.0 million of Class A-1 Loans, which bear interest at three-month SOFR plus 1.45%, (ii) $141.0 million of Class A-1 Notes,which bear interest at three-month SOFR plus 1.45%, (iii) $12.0 million of Class A-2 Notes, which bear interest at a three-month SOFR plus 1.60%, (iv) $21.0 million of Class B notes, which bears interest at three-month SOFR plus 1.85%, (v) $24.0 million of Class C notes, which bears interest at three-month SOFR plus 2.30%, (vi) $18.0 million Class D notes, which bears interest at three-month SOFR plus 3.30%, (vii) $55.0 million of Sub notes. The weighted average credit spread is 1.71%. PSSL will continue to retain all of the subordinated notes through a consolidated subsidiary. The reinvestment period for the term debt securitization ends in April 2029 and the debt is scheduled to mature in April 2037. The term debt securitization is expected to be approximately 100% funded at close. The proceeds from the debt will be used to repay a portion of PSSL's $325 million secured credit facility.

AVAILABLE INFORMATION

The Company makes available on its website its Quarterly Report on Form 10-Q filed with the SEC, and stockholders may find such report on its website at www.pennantpark.com.

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (in thousands, except per share data)

	March 31, 2025	September 30, 2024
	(unaudited)
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost— $2,043,844 and $1,622,669, respectively)	$2,046,762	$1,632,269
Controlled, affiliated investments (amortized cost— $361,375 and $372,271, respectively)	297,290	351,235
Total investments (amortized cost— $2,405,219 and $1,994,940, respectively)	2,344,052	1,983,504
Cash and cash equivalents (cost— $111,368 and $112,046, respectively)	111,358	112,050
Interest receivable	11,094	12,167
Receivables from investments sold	2,048	—
Distributions receivable	946	635
Due from affiliate	82	291
Prepaid expenses and other assets	2,268	198
Total assets	2,471,848	2,108,845
Liabilities
Credit Facility payable, at fair value (cost— $273,855 and $443,855, respectively)	273,790	443,880
2026 Notes payable, net (par—$185,000)	184,220	183,832
2036 Asset-Backed Debt, net (par—$287,000)	284,357	284,086
2036-R Asset-Backed Debt, net (par-$266,000)	265,300	265,235
2037 Asset-Backed Debt, net (par— $361,000)	358,083	—
Payable for investments purchased	—	20,363
Interest payable on debt	15,202	14,645
Distributions payable	9,627	7,834
Base management fee payable	5,604	4,588
Incentive fee payable	6,258	3,189
Accounts payable and accrued expenses	1,664	2,187
Deferred tax liability	612	1,712
Total liabilities	1,404,717	1,231,551
Net assets
Common stock, 96,417,896 and 77,579,896 shares issued and outstanding, respectively Par value $0.001 per share and 200,000,000 shares authorized	96	78
Paid-in capital in excess of par value	1,189,888	976,744
Accumulated deficit	(122,853)	(99,528)
Total net assets	$1,067,131	$877,294
Total liabilities and net assets	$2,471,848	$2,108,845
Net asset value per share	$11.07	$11.31

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (Unaudited)

	Three Months Ended March 31,		Six months Ended March 31,
	2025	2024	2025	2024
Investment income:
From non-controlled, non-affiliated investments:
Interest	$49,215	$30,470	$96,678	$54,238
Dividend	369	577	946	1,085
Other income	634	1,268	2,114	3,031
From controlled, affiliated investments:
Interest	7,345	8,320	20,153	16,754
Dividend	4,375	3,719	8,750	7,219
Other income	—	—	306	—
Total investment income	61,938	44,354	128,947	82,327
Expenses:
Interest and expenses on debt	22,529	14,688	44,890	23,630
Performance-based incentive fee	6,258	4,767	13,750	9,630
Base management fee	5,604	3,424	10,868	6,375
General and administrative expenses	1,200	1,255	2,400	2,243
Administrative services expenses	650	585	1,150	1,211
Expenses before amendment costs and provision for taxes	36,241	24,719	73,058	43,089
Provision for taxes on net investment income	225	547	450	701
Credit Facility amendment costs	442	—	442	—
Total expenses	36,908	25,266	73,950	43,790
Net investment income	25,030	19,088	54,997	38,537
Realized and unrealized gain (loss) on investments and debt:
Net realized gain (loss) on:
Non-controlled, non-affiliated investments	(795)	4,010	386	921
Non-controlled and controlled, affiliated investments	(2,682)	—	22,811	—
Provision for taxes on realized gain (loss) on investments	(21)	—	(94)	—
Net realized gain (loss) on investments	(3,498)	4,010	23,103	921
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(9,630)	3,278	(6,688)	8,506
Controlled and non-controlled, affiliated investments	(11,146)	4,466	(43,050)	5,408
Provision for taxes on unrealized appreciation (depreciation) on investments	468	230	1,100	230
Debt appreciation (depreciation)	1	39	91	(23)
Net change in unrealized appreciation (depreciation) on investments and debt	(20,307)	8,013	(48,547)	14,121
Net realized and unrealized gain (loss) from investments and debt	(23,805)	12,023	(25,444)	15,042
Net increase (decrease) in net assets resulting from operations	$1,225	$31,111	$29,553	$53,579
Net increase (decrease) in net assets resulting from operations per common share	$0.01	$0.51	$0.34	$0.89
Net investment income per common share	$0.28	$0.31	$0.64	$0.64

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market companies in the form of floating rate senior secured loans, including first lien secured debt, second lien secured debt and subordinated debt. From time to time, the Company may also invest in equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle-market credit platform, managing approximately $10 billion of investable capital, including potential leverage. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle-market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in Miami and has offices in New York, Chicago, Houston, Los Angeles, and Amsterdam.

FORWARD-LOOKING STATEMENTS AND OTHER

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results, and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. PennantPark Floating Rate Capital Ltd. undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations.

The information contained herein is based on current tax laws, which may change in the future. The Company cannot be held responsible for any direct or incidental loss resulting from applying any of the information provided in this publication or from any other source mentioned. The information provided in this material does not constitute any specific legal, tax or accounting advice. Please consult with qualified professionals for this type of advice.

CONTACT:	Richard T. Allorto, Jr.
PennantPark Floating Rate Capital Ltd.
(212) 905-1000
www.pennantpark.com